EXHIBIT 99.1
TIME WARNER CABLE REPORTS
2011 FIRST-QUARTER RESULTS
NEW YORK, NY, April 28, 2011 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its first quarter ended March 31, 2011.
Time Warner Cable Chief Executive Officer Glenn Britt said: “This is an exciting time for Time Warner Cable. Our high-speed data product just crossed the 10 million subscriber threshold and is quickly becoming the anchor product in the eyes of consumers. At the same time, new technology is making it possible for us to provide an even better video experience to our customers. Nowhere is this more evident than in our iPad app, which we launched last month to overwhelmingly positive consumer reviews. As our first quarter performance demonstrates, we continue to generate solid results, invest to further improve the value of our services and return cash to our shareholders.”
FINANCIAL RESULTS
Revenues for the first quarter of 2011 increased 5.0% from the first quarter of 2010 to $4.8 billion. Subscription revenues grew 4.6% year-over-year to $4.6 billion, driven by a 3.5% increase in residential subscription revenues and a 23.2% increase in commercial subscription revenues. Advertising revenues increased 13.9% to $197 million.
Residential subscription revenue growth was driven by increases in high-speed data, voice and video revenues. The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and, to a lesser extent, increases in average revenues per subscriber (due to both price increases and improved subscriber mix). Residential voice revenues increased as a result of an increase in Digital Phone subscribers. The growth in residential video revenues was driven by increases in average revenues per subscriber (due to price increases, improved subscriber mix and increased DVR service revenues), partially offset by a year-over-year decline in video subscribers. Commercial subscription revenue growth was due primarily to an increase in cell tower backhaul revenues, increases in voice and high-speed data subscribers and higher Metro Ethernet revenues. Advertising revenue growth was driven by year-over-year increases in a wide range of categories, most significantly automotive and media, in addition to growth in revenues from advertising inventory sold on behalf of other video distributors.

(in millions; unaudited)	1st Quarter
	2011	2010	Change
Subscription revenues:
Video	$2,767	$2,740	1.0%
High-speed data	1,328	1,193	11.3%
Voice	535	493	8.5%

Total subscription revenues	4,630	4,426	4.6%
Advertising revenues	197	173	13.9%

Total revenues	$4,827	$4,599	5.0%

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 3.6% over the first quarter of 2010 to $1.7 billion. The increase was driven by revenue growth, partially offset by a 5.7% increase in operating expenses, primarily due to higher employee costs, video programming expenses and consulting and professional fees. Employee costs were up 5.9% to $1.0 billion (including commercial employee costs which increased 25.4%) and video programming expenses grew 2.6% to $1.1 billion. Employee costs increased primarily as a result of compensation increases and higher commercial headcount. Video programming costs increased due to contractual rate increases and incremental retransmission consent expense offset, in part, by a decline in video subscribers. Video programming costs for the first-quarter 2011 were reduced by approximately $18 million due to changes in cost estimates for programming services previously carried without a contract.
Operating Income was up 14.7% over the first quarter of 2010 to $975 million driven by higher Adjusted OIBDA and lower amortization expense.

(in millions; unaudited)	1st Quarter
	2011	2010	Change
Adjusted OIBDA(a)	$1,731	$1,671	3.6%
Adjusted OIBDA margin(b)	35.9%	36.3%
Separation-related “make-up” equity award costs	—	(2)	(100.0%)
Restructuring costs	(6)	(11)	(45.5%)

OIBDA(a)	1,725	1,658	4.0%
Depreciation	(744)	(743)	0.1%
Amortization	(6)	(65)	(90.8%)

Operating Income	$975	$850	14.7%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.

(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.
Adjusted OIBDA less Capital Expenditures for the first three months of 2011 totaled $1.1 billion, a 14.2% increase over the first three months of 2010, due to lower capital expenditures and higher Adjusted OIBDA. Capital Expenditures were $663 million in the first three months of 2011, a 9.9% decrease from the first three months of 2010, largely reflecting lower residential capital spending. The decline in residential capital spending was primarily attributable to lower spending on customer premise equipment and upgrades/rebuilds, partially offset by higher support capital spending.

(in millions; unaudited)	1st Quarter
	2011	2010	Change
Adjusted OIBDA(a)	$1,731	$1,671	3.6%
Capital expenditures	(663)	(736)	(9.9%)

Adjusted OIBDA less Capital Expenditures(a)	$1,068	$935	14.2%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures.
Net Income Attributable to TWC Shareholders was $325 million, or $0.94 per basic common share and $0.93 per diluted common share, for the first quarter of 2011 compared to $214 million, or $0.60 per basic and diluted common share, for the first quarter of 2010.

(in millions, except per share data; unaudited)	1st Quarter
	2011	2010	Change
Net income attributable to TWC shareholders	$325	$214	51.9%
Net income per common share attributable to TWC common shareholders:
Basic	$0.94	$0.60	56.7%
Diluted	$0.93	$0.60	55.0%

Refer to Note 1 to the accompanying consolidated financial statements for certain items affecting the comparability of net income attributable to TWC shareholders.
Free Cash Flow for the first three months of 2011 increased 42.2% to $927 million from $652 million in the first three months of 2010, due mainly to higher cash provided by operating activities and lower capital expenditures. Cash Provided by Operating Activities for the first three months of 2011 was $1.6 billion, a 13.3% increase from $1.4 billion in the first three months of 2010. This increase was driven by a change in working capital (primarily a $270 million tax refund related to 2010 bonus depreciation) and higher Adjusted OIBDA.

(in millions; unaudited)	1st Quarter
	2011	2010	Change
Cash provided by operating activities	$1,570	$1,386	13.3%
Add: Excess tax benefit from equity-based compensation	29	5	480.0%
Less:
Capital expenditures	(663)	(736)	(9.9%)
Cash paid for other intangible assets	(8)	(3)	166.7%
Other	(1)	—	NM

Free Cash Flow(a)	$927	$652	42.2%

NM — Not meaningful.
(a)  Refer to Note 2 to the accompanying consolidated financial statements for a definition of Free Cash Flow.
Net Debt and Mandatorily Redeemable Preferred Equity totaled $20.3 billion as of March 31, 2011 compared to $20.4 billion as of December 31, 2010, as Free Cash Flow was largely used for share repurchases and cash dividend payments.

(in millions; unaudited)	3/31/11	12/31/10
Long-term debt	$23,077	$23,121
Debt due within one year	—	—

Total debt	23,077	23,121
Cash and equivalents	(3,033)	(3,047)

Net debt(a)	20,044	20,074
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$20,344	$20,374

(a)	Net debt is defined as total debt less cash and equivalents.
RETURN OF CAPITAL
Share repurchases during the first quarter of 2011 totaled $829 million, or 12.0 million shares of common stock. As of March 31, 2010, approximately $2.7 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid regular dividends of $167 million in the first quarter of 2011.
SUBSCRIBER METRICS
In the first quarter, high-speed data subscriber net additions were 189,000 and Digital Phone subscriber net additions were 84,000, while video subscriber net declines were 65,000, resulting in an increase in Primary Service Units (“PSUs”) of 208,000 for the quarter. Triple play subscribers increased by 83,000 in the first quarter, and double and triple play subscribers totaled 8.6 million, or 59.5% of total customer relationships as of March 31, 2011.

(in thousands)		Net
		Additions
	12/31/10	(Declines)	3/31/11
Residential video subscribers	12,257	(66)	12,191
Commercial video subscribers	165	1	166
Residential high-speed data subscribers	9,469	177	9,646
Commercial high-speed data subscribers	334	12	346
Residential Digital Phone subscribers	4,385	72	4,457
Commercial Digital Phone subscribers	111	12	123

Primary service units	26,721	208	26,929

Single play subscribers	5,950	(74)	5,876
Double play subscribers	4,866	17	4,883
Triple play subscribers	3,680	83	3,763

Customer relationships	14,496	26	14,522

Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.
Non-GAAP Financial Measures
The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable
Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and phone services in the United States, connecting more than 14 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video, and phone services to businesses of all sizes, cell tower backhaul services to wireless carriers, and through its NaviSite subsidiary, enterprise-class hosting, managed application, messaging and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.
Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.timewarnercable.com/investors.
Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, April 28, 2011. To listen to the call, visit www.timewarnercable.com/investors.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini (212) 364-8202
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TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
	2011	2010
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$3,033	$3,047
Receivables, less allowances of $70 million and $74 million as of March 31, 2011 and December 31, 2010, respectively	632	718
Deferred income tax assets	176	150
Other current assets	201	425

Total current assets	4,042	4,340
Investments	836	866
Property, plant and equipment, net	13,562	13,873
Intangible assets subject to amortization, net	133	132
Intangible assets not subject to amortization	24,091	24,091
Goodwill	2,091	2,091
Other assets	384	429

Total assets	$45,139	$45,822

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$290	$529
Deferred revenue and subscriber-related liabilities	182	163
Accrued programming expense	812	765
Other current liabilities	1,481	1,629

Total current liabilities	2,765	3,086
Long-term debt	23,077	23,121
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	9,892	9,637
Other liabilities	466	461
TWC shareholders’ equity:
Common stock, $0.01 par value, 338.7 million and 348.3 million shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	3	3
Additional paid-in capital	9,051	9,444
Retained earnings (accumulated deficit)	(135)	54
Accumulated other comprehensive loss, net	(287)	(291)

Total TWC shareholders’ equity	8,632	9,210
Noncontrolling interests	7	7

Total equity	8,639	9,217

Total liabilities and equity	$45,139	$45,822

See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(in millions, except
	per share data)
Revenues:
Subscription:
Video	$2,767	$2,740
High-speed data	1,328	1,193
Voice	535	493

Total Subscription	4,630	4,426
Advertising	197	173

Total revenues	4,827	4,599
Costs and expenses:
Costs of revenues(a)	2,272	2,179
Selling, general and administrative(a)	824	751
Depreciation	744	743
Amortization	6	65
Restructuring costs	6	11

Total costs and expenses	3,852	3,749

Operating Income	975	850
Interest expense, net	(363)	(347)
Other expense, net	(30)	(15)

Income before income taxes	582	488
Income tax provision	(256)	(273)

Net income	326	215
Less: Net income attributable to noncontrolling interests	(1)	(1)

Net income attributable to TWC shareholders	$325	$214

Net income per common share attributable to TWC common shareholders:
Basic	$0.94	$0.60

Diluted	$0.93	$0.60

Average common shares outstanding:
Basic	343.5	352.9

Diluted	349.8	357.0

Cash dividends declared per share of common stock	$0.48	$0.40

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(in millions)
OPERATING ACTIVITIES
Net income	$326	$215
Adjustments for noncash and nonoperating items:
Depreciation	744	743
Amortization	6	65
Loss from equity investments, net of cash distributions	31	26
Deferred income taxes	201	137
Equity-based compensation expense	41	36
Excess tax benefit from equity-based compensation	(29)	(5)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	95	113
Accounts payable and other liabilities	(86)	55
Other changes	241	1

Cash provided by operating activities	1,570	1,386

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	(8)	17
Capital expenditures	(663)	(736)
Other investing activities	16	2

Cash used by investing activities	(655)	(717)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	—	(1,256)
Proceeds from exercise of stock options	66	39
Excess tax benefit from equity-based compensation	29	5
Dividends paid	(167)	(144)
Repurchases of common stock	(831)	—
Other financing activities	(26)	—

Cash used by financing activities	(929)	(1,356)

Decrease in cash and equivalents	(14)	(687)
Cash and equivalents at beginning of period	3,047	1,048

Cash and equivalents at end of period	$3,033	$361

(a)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
See accompanying notes.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.   ITEMS AFFECTING COMPARABILITY
     The following items affected the comparability of net income attributable to TWC shareholders for the three months ended March 31, 2011 and 2010:

(in millions, except per share data)	1st Quarter
	2011	2010

Restructuring costs	$(6)	$(11)
Gain (loss) on equity award reimbursement obligation to Time Warner(a)	(5)	4
Separation-related “make-up” equity award costs(b)	—	(2)

Pretax impact	(11)	(9)
Income tax impact of the above items	4	3
Income tax impact of expired Time Warner stock options, net(c)	(20)	(72)

After-tax impact	$(27)	$(78)

Impact per basic and diluted common share	$(0.08)	$(0.22)

(a)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), Time Warner Cable Inc. (“TWC” or the “Company”) is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value of the underlying equity awards and is recorded in earnings in the period of change.

(b)	As a result of the Company’s separation (the “Separation”) from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value as of the date of the Separation. Amounts represent costs associated with TWC stock options and restricted stock units granted to TWC employees during the second quarter of 2009 to offset these forfeitures and/or reduced values.

(c)	During the first quarter of 2010, TWC recorded a noncash charge of $72 million related to the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees. As a result of the Separation on March 12, 2009, TWC employees who held stock option awards under Time Warner equity plans were treated as if their employment with Time Warner had been terminated without cause. In most cases, this treatment resulted in shortened exercise periods for vested awards, generally one year from the date of Separation.

Some TWC employees hold vested Time Warner stock options that, pursuant to the terms of the relevant award agreements, expire over a five-year period from the date of the Separation. During the first quarter of 2011, the Company recorded a net charge of $20 million, which was comprised of a noncash charge of $48 million related to the write-off of deferred income tax assets associated with these Time Warner awards, partially offset by a benefit of $28 million for excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.
2.  USE OF NON-GAAP FINANCIAL MEASURES
     In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which the Company defines as follows:
•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation.

•	Adjusted OIBDA less Capital Expenditures means Adjusted OIBDA minus capital expenditures.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus any excess tax benefit from

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)
equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets, (iii) partnership distributions to third parties and (iv) principal payments on capital leases.
     Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income attributable to noncontrolling interests, income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less Capital Expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Management believes that Free Cash Flow is an important indicator of the Company’s liquidity after the payment of cash taxes, interest and other cash items, including its ability to reduce net debt, pay dividends, repurchase common stock and make strategic investments. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.
     These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.
     These measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.